Exhibit 10.1

Owens & Minor, Inc.

Revised Base Salaries and Stock Option and

Restricted Stock Grants to Named Executive Officers

(Effective 4/27/06)

Name (1)	Title	Revised Annual Base Salary	Stock Option Grants (shares) (2)	Restricted Stock Grants (shares)(3)
Craig Smith	President and CEO	$725,000	25,000	5,000

Mark Van Sumeren	Corporate SVP, OM Solutions	$419,220	7,900	1,580

Jeff Kaczka	Corporate SVP and CFO	$376,012	6,750	1,350

Grace den Hartog	Corporate SVP, General Counsel/Corp. Sec	$324,990	10,500	2,100

(1)	G. Gilmer Minor, III, the Company’s other named executive officer, retired from the Company on November 1, 2005.
(2)	All stock options were granted at an exercise price of $32.00, the closing price of Owens & Minor, Inc. common stock on 4/27/06 (the date of issuance). Stock option grants become exercisable as follows: 40%, 30% and 30% on the first, second and third anniversary from the date of grant. Stock options expire on the seventh anniversary from the date of grant.
(3)	One-third of the restricted stock grant vests on each of the first, second and third anniversary dates following grant; provided that the Company achieves its earnings per share (“EPS”) performance goal for the immediately preceding calendar year (beginning with calendar year 2006). For any year in which the Company does not achieve the applicable EPS performance goal, the applicable shares will vest on the fifth anniversary from the grant date.